EXHIBIT 99.1

IWT Tesoro Corporation Authorizes Stock Repurchase Program

WESTPORT, CT—(MARKET WIRE)—Jun 26, 2006 — IWT Tesoro Corporation’s (OTC BB:IWTT.OB), announced today that its Board of Directors has authorized a stock repurchase program of up to 150,000 shares of Tesoro stock in open market transactions. Subject to certain conditions under Rules 10b5-1 and 10b18 under the Securities Act of 1934, the shares are expected to be purchased during the next twelve months, dependant upon prevailing market conditions and other factors. The repurchase plan may be suspended by the company at any time.

Tesoro’s CEO and Chairman, Henry J. Boucher, Jr. stated, “We firmly believe that Tesoro’s company’s current stock price does not reflect the underlying value of the company. We believe that the value of Tesoro is more accurately related to the volume of product sold, the size and reach of our distribution channels, and the longevity and loyalty of our customers, some of which have been with us over 10 years. With annual growth of approximately 25% for the last twelve years, first as a private company and for the last three years as a public company, our franchise value continues to grow. Based on valuation metrics applied to other distributors acquired in our industry for the value of their distribution channels and customer base, we believe the current stock price represents a buying opportunity for the company.”

About IWT Tesoro

IWT Tesoro Corporation is one of a few publicly traded tile distributors that is wholesale-driven. The Company does not compete with its own customers by having dealer stores as part of its business model. The Company’s philosophy is that it is its customers’ supplier, not their competition. This is a distinct reason as to why the Company’s been so successful. This wholesale focus is at the core of IWT Tesoro Corporation’s long-term growth and market strategy. Through IWT, as well as IWT Transport Inc., a subsidiary of the Company that operates as a licensed freight carrier, and its foreign subsidiary IWT Tesoro International Ltd., IWT Tesoro Corporation is focused on creating, marketing and delivering exclusive and premium flooring brands that meet customers’ different needs.

Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s business and financing plans, regulatory environments in which the Company operates or plans to operate, and trends affecting the Company’s financial condition or results of operations, the impact of competition, the start up of certain operations, roll out of products and services and acquisition opportunities. When used herein, the words “believes,” “expects,” “plans,” “estimates” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

CONTACTS:

Henry J. Boucher, Jr.

CEO

IWT Tesoro Corporation

Phone: 1-203- 221-2770

Fax: 1-203-221-2797

Email: hjb@iwttesoro.com

R. Nicholas Brack

Managing Director

Baxter Partners, LLC

Phone: 1-561-624-0014

Fax: 1-561-828-0964

Email: nbrack@baxterpartnersllc.com